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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
American Standard Companies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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American Standard Companies Inc.

                      Notice of Annual Meeting
                      of Shareholders and
                      Proxy Statement

                      May 4, 2004
                      American Standard College
                      One Centennial Avenue
                      Piscataway, New Jersey

Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820 Phone 732.980.6000

Frederic M. Poses
Chairman and
Chief Executive Officer

March 22, 2004

Dear Shareholder:

        I invite you to the Annual Meeting of Shareholders of American Standard Companies Inc. This year's meeting will be held on Tuesday, May 4, 2004, at 11:30 a.m. at the American Standard College, One Centennial Avenue, Piscataway, New Jersey.

        Our directors and senior management will attend the meeting. We will consider the items of business listed in the attached formal notice of meeting and proxy statement. Our 2003 Annual Report accompanies this proxy statement.

        If you are unable to attend in person, we urge you to participate in the meeting by voting your shares of common stock. You have a choice of voting over the Internet, by telephone or by sending the company a completed proxy by mail. Please refer to the instructions on the enclosed proxy card.

Sincerely,

FREDERIC M. POSES Chairman and Chief Executive Officer

American Standard Companies Inc.

Air Conditioning Systems and Services: Trane®, American Standard®; Bath & Kitchen: American Standard®, Ideal Standard®; Vehicle Controls Systems: WABCO®

American Standard Companies Inc.

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

To the Shareholders of
    AMERICAN STANDARD COMPANIES INC.:

        The Annual Meeting of Shareholders of American Standard Companies Inc. will be held at the American Standard College, One Centennial Avenue, Piscataway, New Jersey, on Tuesday, May 4, 2004, at 11:30 a.m. to consider and vote upon the following matters:

  1.
  Election of three directors to Class III with terms expiring at the 2007 Annual Meeting of Shareholders.

  2.
  Approval of an Amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock.

  3.
  Ratification of the appointment of Ernst & Young LLP as independent certified public accountants for the year 2004.

        We may also transact any other business as may properly come before the meeting.

        Shareholders of record of the company's common stock as of the close of business on March 10, 2004 are entitled to receive notice of the annual meeting and to vote. Shareholders who hold shares in street name may vote through their brokers, banks or other nominees.

        Your vote is important. In order to assure that we have a quorum for the meeting and that your vote is counted, please promptly return your properly completed proxy to the company. You may submit your proxy by mail or telephone or over the Internet. Instructions for each type of submission are provided on the enclosed proxy voting instruction card. If you prefer to send your proxy by mail, an envelope is enclosed. No postage is required if mailed in the United States.

By order of the Board of Directors,

J. PAUL MCGRATH Senior Vice President, General Counsel and Secretary

Piscataway, New Jersey
March 22, 2004

TABLE OF CONTENTS

Page
About the Annual Meeting	1
Why have I received these materials?	1
Who may vote?	1
About the proxy statement	1
How do I vote shares registered in my name?	1
How do I vote shares held by a broker?	1
What if my shares are held through the American Standard Stock Ownership Plan, Savings Plan or 401(K) or Thrift Plan?	1
What if my shares are held through the American Standard Employee Stock Purchase Plan?	2
How will the Company representatives vote for me?	2
Can I change my vote after I have returned my proxy card or given instructions over the Internet or telephone?	2
Votes required for approval	2
The effect of abstentions and broker non-votes	2
What constitutes a quorum for purposes of the annual meeting?	2
Who pays for this solicitation?	2
What happens if other business not discussed in this proxy statement comes before the meeting?	3
Board Recommendation on Voting for Proposals	3
Proposal 1 — Election of Directors	3
Proposal 2 — Approval of an Amendment to the Company's Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock	5
Proposal 3 — Ratification of Appointment of Independent Certified Public Accountants	7
Board of Directors' Meetings, Committees of the Board and Related Matters	7
Board of Directors' Meetings	7
Committees of the Board	8
Directors' Fees and Other Arrangements	8
Board of Directors' Annual Meeting Attendance	9
Independence Standards for Board Service	9
Designation of, and Communication with, the Company's Board of Directors through its Presiding Director	9
Corporate Governance and Other Related Matters	10
Compensation Committee Interlocks and Insider Participation	10
Certain Relationships and Related Party Transactions	10
Section 16(a) Beneficial Ownership Reporting Compliance	10
Audit Committee Matters	11
Audit Committee's Pre-Approval Policies and Procedures	11
Audit and Non-Audit Fees	12
Audit Committee Financial Expert	12
Report of the Audit Committee	13
Report of the Management Development and Compensation Committee on Compensation of Executive Officers of the Company	14
Performance Graph	17
Executive Compensation	18
Summary Compensation Table	18
Option Grants in Last Fiscal Year	19
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values	20
Long-Term Incentive Compensation Plan Awards in Last Fiscal Year	20
Executive Agreements	21
Retirement Plans	22
Corporate Officers' Severance Plan	23
Common Stock Ownership of Officers, Directors and Significant Shareholders	24
Equity Ownership in Subsidiaries	25
Other Matters	25
Shareholder Proposals for the 2005 Annual Meeting	25
Director Nomination	26
Multiple Shareholders Sharing the Same Address	26
Electronic Access to Proxy Statement and Annual Report	27
Appendix A	A-1
Appendix B	B-1
Appendix C	C-1

About the Annual Meeting

        Why have I received these materials?    The Board of Directors is soliciting proxies for use at the Annual Meeting of Shareholders of the company to be held on May 4, 2004. This proxy statement, together with the proxy card and our 2003 Annual Report, is being mailed to shareholders on or about March 10, 2004.

        Who may vote?    You are entitled to vote if our records show you held one or more shares of the company's common stock at the close of business on March 10, 2004, which we refer to as the record date. At that time 72,372,441 shares of common stock were outstanding and entitled to vote. Each share will entitle you to one vote at the annual meeting. For ten days prior to the annual meeting, during normal business hours, a complete list of all shareholders on the record date will be available for examination by any shareholder at the company's offices at One Centennial Avenue, Piscataway, New Jersey 08855. The list of shareholders will also be available at the annual meeting.

        About the proxy statement.    The words "company," "American Standard," "we," "us" and "our" refer to American Standard Companies Inc., a Delaware corporation. We refer to the New York Stock Exchange as the "NYSE." Finally, the words "common stock," "stock" and "shares" refer to the company's common stock, par value $.01 per share, which trades on the NYSE under the symbol ASD.

        How do I vote shares registered in my name?    If you owned shares of common stock in your own name on the record date, then you are a holder of record. This means that you may use the enclosed proxy card to tell the company representatives how to vote your shares. Be sure to sign, date and mail the proxy card in the envelope that we have included with the proxy card. You may also send instructions over the Internet or by using a toll-free telephone number by following the instructions on the proxy card. If you use the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you use the Internet or the telephone, have the proxy card in hand when you call the number or go to the web site listed on the enclosed form, and follow the instructions. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on May 3, 2004.

        How do I vote shares held by a broker?    If a broker, bank or other nominee holds shares of common stock for your benefit, and the shares are not in your name on the company's stock transfer records, then you are considered a "beneficial owner" of those shares. Shares held this way are sometimes referred to as being held in "street name." In that case, your broker, bank or other nominee will send you instructions on how to vote. If you have not heard from the broker, bank or other nominee who holds your stock, please contact them as soon as possible. If you attend the annual meeting in person and want to vote shares beneficially owned by you, you must bring a written proxy from your broker, bank or other nominee that identifies you as the sole representative entitled to vote the shares indicated.

        What if my shares are held through the American Standard Employee Stock Ownership Plan, Savings Plan or 401(k) and Thrift Plan?    If you are a participant in the American Standard Employee Stock Ownership Plan (the ESOP), the American Standard Savings Plan (the Savings Plan) or the American Standard 401(k) and Thrift Plan (the Thrift Plan), you will receive one proxy card for all shares allocated to your ESOP, Savings Plan and Thrift Plan accounts. The proxy card will serve as a voting instruction card for the trustee of the ESOP, the Savings Plan and the Thrift Plan. If you do not vote your shares, the ESOP trustee will vote your ESOP shares in the same proportion as shares for which instructions were received under the ESOP. Similarly, unvoted shares held through the Savings Plan, will be voted by the Savings Plan trustee in the same proportion as shares for which instructions were received under the Savings Plan and unvoted shares in the Thrift Plan will be voted in the same proportion as shares for which instructions were received under the Thrift Plan. Many of our current employees and any former employees holding shares in employee plans who have chosen to do so will receive their proxy card, proxy statement and annual report materials electronically by e-mail. If you hold shares other than through the ESOP Plan, Savings Plan or Thrift Plan, you will receive a separate set of materials, including a separate proxy card and control number, to vote those shares.

        What if my shares are held through the American Standard Employee Stock Purchase Plan?    You should vote any shares held in an Employee Stock Purchase Plan account by completing the materials sent to you by your broker for that account. If you do not respond to the materials sent to you by your broker, your broker will, to the extent permitted by the rules of the New York Stock Exchange and the U.S. Securities and Exchange Commission, vote the shares on your behalf.

        How will the company representatives vote for me?    The company representatives are the four people (Frederic M. Poses, G. Peter D'Aloia, J. Paul McGrath and Gary J. Van Domelen) chosen to vote in your place as your proxies at the annual meeting, or anyone else they choose as their substitutes. Whether you vote by proxy card, Internet or telephone, the company representatives will vote your shares as you instruct them. If you do not indicate how you want your shares voted, the company representatives will vote as the Board recommends. If there is an interruption or adjournment of the annual meeting before the agenda is completed, the company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock, they will ask you for instructions and instruct the company representatives to vote the shares held by them in accordance with your instructions.

        Can I change my vote after I have returned my proxy card or given instructions over the Internet or telephone?    Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the annual meeting or by voting again before 11:59 p.m., Eastern Daylight Time, on May 3, 2004, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote revoked.

        Votes required for approval.    Provided that a quorum is present, directors who receive the most votes will be elected. Proposal 2 requires the affirmative vote of a majority of the total outstanding shares of common stock of the company. Proposal 3 requires the affirmative vote of a majority of shares present or represented and entitled to vote at the annual meeting is required for approval.

        The effect of abstentions and broker non-votes.    Abstentions are not counted as votes "for" or "against" a proposal, but are counted in determining the number of shares present or represented on a proposal. However, since approval of Proposal 2 requires the affirmative vote of a majority of the total outstanding shares of common stock of the company, and Proposal 3 requires the affirmative vote of a majority of the shares of common stock present or represented at the annual meeting, abstentions have the same effect as a vote "against" that proposal. Since all of the proposals are considered discretionary, a nominee (e.g., broker) holding shares for a beneficial owner may vote on all the proposals even though it has not received voting instructions from the beneficial owner concerning those proposals. For the election of directors, any votes withheld for the election of a director will not be counted for purposes of their election.

        What constitutes a quorum for purposes of the annual meeting?    There is a quorum when the holders of a majority of the company's common stock are present in person or by proxy. Withheld votes for the election of directors and proxies marked as abstentions are treated as present in determining a quorum.

        Who pays for this solicitation?    The expense of preparing, printing and mailing this proxy statement and the accompanying material will be borne by American Standard. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by officers and regular employees of the company who will receive no additional compensation for those activities. In addition, we have retained Georgeson Shareholder Communications Inc. to solicit proxies from brokers and nominees at a cost of $8,500 plus reimbursement for out-of-pocket expenses. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

        What happens if other business not discussed in this proxy statement comes before the meeting?    The company does not know of any business to be presented at the annual meeting other than the three proposals in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the company representatives will use their discretion in casting all of the votes they are entitled to cast.

Board Recommendation on Voting for Proposals

        The Board's recommendation for each proposal is set forth in this proxy statement together with the description of each proposal. In summary, the Board recommends a vote:

  •
  FOR Proposal 1 to elect three Class III Directors,

  •
  FOR Proposal 2 to approve the amendment to the company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock, and

  •
  FOR Proposal 3 to ratify the appointment of Ernst & Young LLP as independent certified public accountants for the year 2004.

PROPOSAL 1—ELECTION OF DIRECTORS

        The company has three classes of directors. The number of directors is split among the three classes as equally as possible. The term of each directorship is three years so that one class of directors is elected each year. All directors are elected for their three-year terms and until their successors are duly elected and qualified. The total number of directors established by resolution of the Board of Directors is nine.

        At this annual meeting, the shareholders will vote to elect three directors to Class III for a term expiring in 2007. The current Class III directors are Mr. Anderson, Ms. Marshall and Mr. Parsons. After over ten years of service on the company's Board of Directors, Mr. Parsons has decided not to stand for re-election to the Board of Directors when his term expires at this year's annual meeting. We wish to acknowledge with gratitude the many years of Mr. Parsons' dedicated service and his many contributions to the company's success. Mr. Hardymon will stand for election as a Class III director with Mr. Anderson and Ms. Marshall. Assuming that all nominees for directors are elected at the annual meeting, three directors will be serving in each of Classes II and III, and one director in Class I.

        The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If any nominee should become unavailable to serve as a director, and if the Board designates a substitute nominee, the company representatives named on the proxy card will vote for the substitute nominee designated by the Board unless you submit a proxy instructing them to vote differently. Under the company's amended by-laws, vacancies are filled by the directors.

RECOMMENDATION

        The Board of Directors unanimously recommends that shareholders vote FOR Proposal 1, the election of Steven E. Anderson, James F. Hardymon and Ruth Ann Marshall as Class III Directors.

DIRECTORS

Nominees

Nominees for Election for Class III Directors—Terms Expiring at 2007 Annual Meeting

Steven E. Anderson — Age 61
Director since September 1994

        Mr. Anderson serves as an international consultant and trainer to global companies in matters of senior leadership development. Mr. Anderson served as National Partner in Charge-Industries of KPMG Peat Marwick and as a member of that firm's Management Committee from November 1990 until he retired in 1994. He became a partner of the firm in 1977, having joined in 1967. His responsibilities at KPMG Peat Marwick included Partner-in-Charge of the Boston Audit Department and Managing Partner of the Seattle office.

James F. Hardymon — Age 69
Director since May 1999

        Mr. Hardymon was the chairman and chief executive officer of Textron, Inc., a manufacturing and financial services business, from 1993 to 1998 and continued as chairman until his retirement in 1999. Previously, Mr. Hardymon had been chief executive officer since 1992, and president and chief operating officer since 1989. Prior to his affiliation with Textron, he served from 1961 to 1989 in various executive capacities with Emerson Electric Co. Mr. Hardymon is a director of Air Products and Chemicals, Inc., Circuit City Stores, Inc., Schneider Electric SA and Lexmark International, Inc. Mr. Hardymon is also a member of the Advisory Boards of Investcorp International, Inc. and Proudfoot Consulting Company.

Ruth Ann Marshall — Age 49
Director since October 2003

        Ms. Marshall is president of the Americas, MasterCard International. Before joining MasterCard in October 1999, Ms. Marshall served as group executive president of two Electronic Payment Service (EPS) companies, MAC Regional Network and Buypass Corporation, a leading third party processor. She subsequently became senior executive vice president of Concord EFS, where she oversaw marketing, account management, customer service, and product development for the combined companies. Previously, Ms. Marshall spent 18 years at IBM in a myriad of managerial and executive assignments.

Directors Continuing in Office

Class I Directors—Terms Expiring at 2005 Annual Meeting

Jared L. Cohon — Age 56
Director since October 1999

        Dr. Cohon was elected president of Carnegie Mellon University in 1997 and was also appointed Professor of Civil and Environmental Engineering and Professor of Engineering and Public Policy. Prior to joining Carnegie Mellon, Dr. Cohon was Dean and Professor of Environmental Systems Analysis in the School of Forestry and Environmental Studies at Yale University. Previously, he was a professor of Geography and Environmental Engineering at Johns Hopkins University, where he also served as Vice

Provost for Research from 1986 to 1992, Associate Dean of Engineering from 1983 to 1986, and Assistant Dean of Engineering from 1981 to 1983. Dr. Cohon was appointed chairman of the Nuclear Waste Technical Review Board by President Clinton in 1997 and served in that capacity until 2002. He also served as Legislative Assistant for Energy and Environment on the staff of U.S. Senator Moynihan from 1977 to 1978. President George W. Bush appointed him in 2002 to serve on his Homeland Security Advisory Council. He is a director of Mellon Financial Services Corporation and FreeMarkets, Inc.

Class II Directors—Terms Expiring at 2006 Annual Meeting

Steven F. Goldstone — Age 58
Director since October 2002

        Mr. Goldstone currently manages Silver Spring Group, a private investment firm. From 1995 until his retirement in 2000, Mr. Goldstone was chairman and chief executive officer of RJR Nabisco, Inc. (which was subsequently named Nabisco Group Holdings following the reorganization of RJR Nabisco, Inc.). Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner at the Davis Polk & Wardwell law firm in New York City. He is a director of ConAgra Foods, Inc., Retail DNA, Inc. and New Castle Hotels, chairman of Ridgefield Senior Center Foundation, chairman of the Roundabout Theatre Company (New York City) and a member of the College Board of Overseers at the University of Pennsylvania.

Edward E. Hagenlocker—Age 64
Director since March 2001

        Mr. Hagenlocker was Vice Chairman of Ford Motor Company from 1996 until he retired in 1999 and was Chairman of Visteon Automotive Systems from 1997 to 1999. He served as President of Ford Automotive Operations from 1994 to 1996 and as Chairman of Ford of Europe in 1996. Mr. Hagenlocker was Executive Vice President of North American Automotive Operations from 1993 to 1994 and Vice President—General Manager of Truck Operations from 1986 to 1992. Mr. Hagenlocker is a director of Air Products and Chemicals, Inc., Boise Cascade Corporation, AmeriSource Bergen Corporation and Lucent Technologies Inc.

Frederic M. Poses—Age 61
Director since October 1999

        Mr. Poses has been chairman and chief executive officer of the company since January 2000. Prior to assuming that position, Mr. Poses was president and chief operating officer at AlliedSignal Inc. Previously, he was president of AlliedSignal's Engineered Materials from 1988 to 1998 and served as director of that company from 1997 until 1999. Mr. Poses is a director of Raytheon Company and Centex Corporation.

PROPOSAL 2 — APPROVAL OF AN AMENDMENT TO THE COMPANY'S
RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
OF AUTHORIZED SHARES OF COMMON STOCK

        The Board of Directors proposes to amend the company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 560,000,000 shares. The purpose of this proposal is to enable the company to effect a three-for-one stock split by way of a dividend of shares that will make the company's common stock affordable for a broader base of shareholders, and to issue common stock for other proper corporate purposes that may be identified in the future. The proposed amendment would increase the number of authorized shares of common stock from 200,000,000 shares to 560,000,000 shares.

        The number of shares available for issuance as a percentage of authorized shares after accounting for outstanding shares and shares reserved for issuance under equity-based plans will decrease slightly following the stock split and the proposed charter amendment.

        The Board of Directors adopted the proposed amendment to the Restated Certificate of Incorporation at its February 5, 2004 meeting, subject to shareholder approval, and declared the proposal to be advisable. Accordingly, shareholders are asked to vote on the following resolution:

  RESOLVED, that the company's Restated Certificate of Incorporation be amended to increase the total number of shares of common stock that the company is authorized to issue to Five Hundred Sixty Million, (560,000,000), shares of common stock.

        A copy of the proposed amendment to the company's Restated Certificate of Incorporation is attached to the proxy statement as Appendix A.

Reasons for the Amendment

        Generally, stock splits are intended to shift the market price range of common stock to a level that will facilitate increased trading activity and will broaden the marketability of the common stock.

        An increase in the amount of common stock authorized by the company's Restated Certificate of Incorporation is necessary for the company to declare a three-for-one stock split and it is the intention of the Board of Directors to take that action if this amendment is approved. This planned stock split would be effected as a dividend of two additional shares of common stock for each share of common stock then issued, so that the resulting post-split number of shares in each account is three times the pre-split number of shares. Without approval of the proposed amendment to the company's Restated Certificate of Incorporation, the company would not have sufficient authorized capital to declare a three-for-one stock split.

        Approval of the proposed amendment will allow the company to declare a corresponding stock split in the form of a stock dividend while maintaining sufficient shares of common stock for the company to use capital stock for future business and financial purposes. Authorized but unissued shares of common stock may be used by the company for any purpose permitted under Delaware law, including but not limited to, raising capital, providing equity incentives to employees, officers and directors, and entering into transactions that the Board of Directors believes provide the potential for growth and profit. Authorized but unissued shares of common stock may also be used to oppose a hostile takeover attempt or to delay or prevent a change in control of the company, although the company has no present intention to issue shares for such purpose. The proposed amendment has been prompted by the desire to effect a three-for-one stock split, and the company is not aware of any threat of takeover or change in control.

        Under the proposed amendment, each of the newly authorized shares of common stock will have the same rights and privileges as currently authorized common stock. Adoption of the proposed amendment will not affect the rights of the holders of currently outstanding common stock of the company nor will it change the par value of the common stock.

Background Information

        The authorized capital of the company currently consists of 200,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share. The proposed amendment to increase the authorized number of shares of common stock does not change the number of shares of preferred stock that the company is authorized to issue. There are no shares of preferred stock currently outstanding.

        The number of shares of common stock outstanding as of the record date for the 2004 Annual Meeting, was 72,372,441, which does not include 11,547,191 shares that the company holds as treasury stock. 11,581,528 shares are reserved for issuance under various benefit plans for employees and directors, of which 6,641,793 shares are subject to issuance pursuant to outstanding options and awards. The 127,672,559 shares that are currently authorized but not outstanding are insufficient for a three-for-one stock split.

        If the proposed amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the company's Restated Certificate of Incorporation with the Delaware Secretary of State, which the company expects to occur as soon as practicable after the annual meeting. The Board also reserves the right, even if the proposed charter amendment is approved, not to effect the stock split if it determines in its sole discretion that implementing the stock split is no longer in the best interests of the Company. In such case, the Company would not file the charter amendment and, as a result, the increase in the number of authorized shares of common stock would not occur.

        The company has been advised by tax counsel that a split in the form of a stock dividend would result in no gain or loss or realization of taxable income to the holders of common stock under existing federal tax law. Non-U.S. shareholders should consult with their financial advisors regarding tax treatment in other jurisdictions.

RECOMMENDATION

        The Board of Directors unanimously recommends that you vote FOR Proposal 2, the amendment to the company's Restated Certificate of Incorporation.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as independent certified public accountants to examine the consolidated financial statements of the company for the year 2004 upon terms set by the Audit Committee. The Board of Directors recommends that this appointment be ratified by the shareholders. If the appointment of Ernst & Young LLP is not ratified by shareholders, the Audit Committee will give consideration to the appointment of other independent certified public accountants.

        A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will also be available to respond to questions.

RECOMMENDATION

        The Board of Directors unanimously recommends that shareholders vote FOR Proposal 3, ratification of independent certified public accountants.

BOARD OF DIRECTORS' MEETINGS, COMMITTEES OF THE BOARD
AND RELATED MATTERS

Board of Directors' Meetings

        The Board of Directors held six meetings in 2003. All directors attended 75% or more of the combined total number of meetings of the Board of Directors and its committees held in 2003 during the period in which they served as directors or committee members. Our non-management directors meet without the Chief Executive Officer present at the end of each Board meeting.

Committees of the Board

        The standing committees of the Board of Directors are the Audit Committee, the Management Development and Compensation Committee and the Corporate Governance and Nominating Committee.

        The Audit Committee.    The members of the Audit Committee are Steven Anderson (Chairman), Steven Goldstone and Edward Hagenlocker, all of whom are independent from the company in accordance with our Corporate Governance Principles. Each member of the Audit Committee is independent as defined by the NYSE listing standards. Mr. Anderson is an audit committee financial expert as defined by the U.S. Securities and Exchange Commission. The Audit Committee reviews the scope of internal and independent audits; the company's quarterly and annual financial statements and annual report on Form 10-K; the adequacy of management's implementation of internal controls; the company's accounting policies and procedures and significant changes in accounting policies, and the company's business conduct and ethics policies and practices. In addition, the committee appoints the independent public accountants and reviews their independence and performance and the reasonableness of their fees. The committee also reviews compliance with the company's Code of Conduct and Ethics, major litigation, compliance with environmental standards and the investment performance and funding of the company's retirement plans. The Audit Committee met 11 times in 2003. A copy of the Audit Committee charter as adopted by our board of directors is attached to this proxy statement as Appendix B and is also available on the Company's web site www.americanstandard.com. The charter is available in print to any shareholder who requests it in writing by contacting the Secretary of the Company at One Centennial Avenue, Piscataway, New Jersey 08855.

        The Management Development and Compensation Committee.    The members of the Management Development and Compensation Committee are Roger Parsons (Chairman), Jared Cohon, James Hardymon and Ruth Ann Marshall. Each member of the committee is independent as defined by the NYSE listing standards. The committee reviews and makes recommendations concerning officers' salaries and employee benefits and administers certain of the company's employee benefit and compensation plans, including the company's incentive compensation and stock incentive plans. The committee also evaluates executive succession plans, the quality of management, and leadership and management development. The Management Development and Compensation Committee met six times in 2003.

        The Corporate Governance and Nominating Committee.    The members of the Corporate Governance and Nominating Committee are James Hardymon (Chairman), Jared Cohon, Steven Goldstone and Edward Hagenlocker. Each member of the committee is independent as defined by the NYSE listing standards. The committee identifies individuals qualified to become members of the Board and recommends to the Board director nominees to be presented at the annual meeting of shareholders and nominees to fill vacancies on the Board. The committee considers and makes recommendations concerning director nominees proposed by shareholders. The committee also develops and recommends to the Board corporate governance principles for the company and processes for Board evaluations, and reviews and makes recommendations concerning compensation of directors. The Corporate Governance and Nominating Committee met four times in 2003.

Directors' Fees and Other Arrangements

        Each non-management director is paid a fee of $7,500 per calendar quarter and receives $1,000 for attendance at each meeting and reconvened meeting of the Board of Directors or committee of the Board. Committee chairmen are paid an additional $1,000 for their attendance at meetings of the committees they chair. Directors are also reimbursed for reasonable expenses incurred to attend meetings.

        Under the Supplemental Compensation Plan for Outside Directors, a trust account holds shares of common stock for each participating director. The shares are voted by the trustee of the trust on behalf of each participating director in accordance with the director's instructions. Persons becoming Board members are granted restricted shares of common stock equivalent in value to $100,000 based on the closing price of common stock on the last trading day before a Board member's election. In addition, directors have credited to their plan accounts annually, on the day prior to the annual meeting, 500 shares of common stock. The trust shares do not vest to direct ownership while the director is in office. Shares held under this plan are as follows: Mr. Anderson, 10,276; Dr. Cohon, 4,623; Mr. Goldstone, 2,022; Mr. Hagenlocker, 3,269; Mr. Hardymon, 4,185; Ms. Marshall, 1,187; and Mr. Parsons, 8,819.

        Under the company's Stock Incentive Plan and the Omnibus Incentive Plan, non-employee directors are granted, on the same terms as options granted to company employees, options to purchase shares of common stock with an exercise price equal to the average of the high and low sale price of common stock as reported on the NYSE on the date of grant. Unexercised options granted through February 2004 are as follows: Mr. Anderson 25,400 options, Mr. Parsons 14,300 options; Dr. Cohon and Mr. Hardymon, 22,900 options; Mr. Hagenlocker, 12,901 options; Mr. Goldstone, 7,900 options; and Ms. Marshall, 3,600 options.

        The company's Deferred Compensation Plan permits directors to defer a portion of their fees into a cash account with a fixed annual return or a stock account deemed to be invested in notional shares of the company's common stock. In 2003, Dr. Cohon deferred all of his fees into both the stock account and cash account, Mr. Goldstone deferred all of his fees into the stock account, and Mr. Hagenlocker directed a portion of his fees into the stock account.

Board of Directors Annual Meeting Attendance

        In accordance with our Corporate Governance Principles, all directors are expected to attend the annual meeting of shareholders. All directors except one attended the company's 2003 Annual Meeting of Shareholders.

Independence Standards for Board Service

        The Board of Directors has adopted independence standards for non-management directors to serve on the Board of Directors. Each non-management director satisfies the standards adopted. A copy of our independence guidelines is attached to this proxy statement as Appendix C and is also available on our web site www.americanstandard.com, under the captions "Governance—Governance Principles—Definition of Director Independence."

Designation of, and Communication with, the Company's Board of Directors through its Presiding Director

        The Board of Directors has designated the chairperson of the Corporate Governance and Nominating Committee as the "presiding director" as that term is defined in Section 303A.03 of the NYSE Listed Company Manual. Shareholders or other interested parties wishing to communicate with our board of directors can call 1-800-241-5689 in the United States or 1-770-810-1127 outside of the United States and request to leave a message for the presiding director. This reporting service is staffed by a third-party provider who will take your message and deliver it to the presiding director. You may also contact the presiding director by e-mail at presidingdirector@americanstandard.com or by going to the Company's web site at www.americanstandard.com under the caption "Governance—Contact the Presiding Director." Regardless of the method you use, the presiding director will be able to view your unedited message. The presiding director will determine whether to relay your message to other members of the board.

Corporate Governance and Other Related Matters

        The company's Code of Conduct and Ethics, Corporate Governance Principles, including a definition of director independence, Audit Committee, Corporate Governance and Nominating Committee and Management Development and Compensation Committee charters are available on our web-site www.americanstandard.com under the caption "Governance."

Compensation Committee Interlocks and Insider Participation

        None.

Certain Relationships and Related Party Transactions

        None.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16 of the Securities Exchange Act, the company's directors, certain of its officers, and beneficial owners of more than 10% of the outstanding common stock are required to file reports with the Securities and Exchange Commission, the NYSE and the company concerning their ownership of and transactions in common stock. Based solely upon the reports and related information furnished to the company, the company believes that all such filing requirements were complied with in a timely manner for 2003.

AUDIT COMMITTEE MATTERS

Audit Committee's Pre-Approval Policies and Procedures

        The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young, our independent auditors. The independent auditors report directly to the Audit Committee. As part of their responsibility, the Committee established a policy to pre-approve all audit and permissible non-audit services performed by the independent auditor. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence.

        The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its understanding and knowledge of the company's business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the company's ability to manage or control risk or improve audit quality.

        The Audit Committee is also mindful of the relationship between fees for audit and permissible non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate relationship between the total amount of fees for Audit and Audit-Related services and the total amount of fees for Tax services and certain permissible non-audit services classified as All Other Services.

        Prior to the engagement of the independent auditor for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval:

          Audit Services consist of services rendered by an external auditor for the audit of the Company's annual consolidated financial statements (including tax services performed to fulfill the auditor's responsibility under generally accepted auditing standards) and reviews of financial statements included in Form 10-Qs, and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

          Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

          Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

          Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

        For each type of service, details of the service as well as estimated fees are reviewed and pre-approved by the Audit Committee at either an annual amount (in some cases subject to a variance of up to 10%) or specified stand alone activity. Pre-approval of such services is used as the basis for establishing the spend level and, the Audit Committee requires the independent auditor to report detailed actual/projected fees versus the budget periodically throughout the year by category of service and by specific project.

        Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

        This review is typically done in formal Audit Committee meetings, however, the Audit Committee may delegate pre-approval to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit and Non-Audit Fees

        Fees billed to the company by Ernst & Young LLP for services rendered in 2002 and 2003 were as follows:

Type of Fees	2003 ($ in thousands)	2002 ($ in thousands)
Audit Fees(1)	$6,250	$4,900
Audit-Related Fees(2)	$594	$800
Tax Fees(3)	$6,927	$7,500
All Other Fees(4)	$265	None

(1)
Audit Fees consisted of audit work preformed in the preparation of the financial statements, as well as work that generally the independent auditor can reasonably be expected to provide, including statutory audits. The fees also included consultation regarding financial accounting and/or reporting standards.

(2)
Audit-Related Fees consisted of services that are traditionally performed by the independent auditor, including employee benefit plan audits, due diligence, related to mergers, acquisitions and other matters and litigation advisory services. The fees also included services associated with assisting the company in preparing for Section 404 of the Sarbanes-Oxley Act.

(3)
Tax Fees consisted of all services performed by the independent auditor's tax personnel except those related to the audit of financial statements, and include tax compliance, tax consulting, expatriate tax services, transfer pricing studies, tax planning, stock compensation and non-recurring projects. The amount of tax compliance fees included in the tax fees were $2.2 million.

(4)
Other Fees are associated with non-audit-related litigation advisory services and expatriate administration.

Audit Committee Financial Expert

        Steven E. Anderson, chairman of the Audit Committee, is an audit committee financial expert as defined by the SEC. Each of the company's non-management directors, including Mr. Anderson, is independent of management of the company as that term is defined in Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee reviews the company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements in the Annual Report with the company's management and independent auditors.

        Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

        The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee has discussed with the independent auditors, the auditors' independence, including the matters in the written disclosures and letter which were received by the committee from the independent auditors, as required by Independence Standard Board No. 1, Independence Discussions with Audit Committees. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to the company is compatible with maintaining the auditors' independence.

        The committee discussed with the company's internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting.

        Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

                        Members of the Audit Committee:
                        Steven E. Anderson, Chairman
                        Steven F. Goldstone
                        Edward E. Hagenlocker

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
ON COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

        The Company's compensation program for its executive officers is administered and reviewed by the Management Development and Compensation Committee of the Board of Directors. The Committee approves compensation objectives and policy for all executives and sets compensation for the Company's executive officers, including the Named Officers.

        The Committee is made up entirely of independent non-management directors.

Compensation Philosophy

        In determining the total compensation for the Company's executive officers, the Committee seeks to ensure that rewards are:

  •
  Closely linked to overall Company, operating unit and individual performance;

  •
  Closely aligned with shareholder interests and rewards;

  •
  Significantly "at risk" and subject to the achievement of financial goals and other strategic initiatives;

  •
  Balanced by short-term and long-term objectives; and

  •
  Supportive of the Company's strategy to attract, develop and retain world-class leaders.

        For purposes of benchmarking market practices on compensation paid to executive officers, the Company compares its practices to the practices of a"compensation survey group." Companies were selected for this group primarily because they compete with the Company for executive talent and have executive positions similar in breadth, complexity and responsibility to people in our Company. The compensation survey group is a broader, more diverse group of companies than those included in the peer group index in the performance graph on page 17.

        The key elements of the total annual compensation for executive officers are fixed compensation, i.e. base salary, and variable compensation that includes annual incentive compensation, stock options and other long-term incentive awards. Our target is total compensation in the upper quartile of the survey group.

Components of Executive Compensation

  Base Salary

        The Committee establishes each executive officer's base salary by comparison to competitive market levels for the executive's position and responsibilities, based on the compensation survey group. Where appropriate, salary adjustments reflect performance and market conditions. All salary adjustments for executive officers are reviewed and approved by the Committee.

  Annual Incentive Compensation

        Executive officer annual incentive targets are based on the competitive market levels of the compensation survey group.

        Annual incentives are based on overall performance against goals established by the Committee in advance. Amounts available for incentive awards to the CEO and other executive officers will vary depending on segment income. In determining the actual incentive payments to the CEO and other executive officers, the Committee considers various factors, including corporate, operating unit and individual performance during the preceding calendar year. Each year we establish an operating plan that sets goals for overall corporate and operating unit performance with specific financial and strategic measures. In 2003, these included sales growth, earnings per share, free cash flow, as well as individual goals. At year-end, we compare corporate and operating unit performance to these goals in determining the percentage of the established goals attained. The actual bonus amount paid to each participant, including the CEO and executive officers, is based on the Committee's qualitative evaluation of corporate or operating unit and individual performance versus target.

        For 2003, performance varied across operating units and incentives were awarded accordingly.

  Long-Term Incentive Compensation Awards

        Executive officer long-term incentive targets are based on the competitive market levels of the compensation survey group.

        Executive officers participate in the Company's Long-Term Incentive Plan ("LTIP") and are eligible for awards under the Incentive Stock Plan and the Omnibus Incentive Plan described below.

        Incentive payments were awarded to executive officers for the 2001-2003 LTIP performance cycle, based upon the achievement of company-wide goals relating to sales growth, earnings per share growth and free cash flow. Target awards range from 30% to 170% of an executive's average base salary during the period, based upon the individual's position. If minimum performance levels are not reached, no payments are made for the performance cycle. A maximum payment of twice the target award may be made for performance substantially above target levels.

        Overall performance against the goals for the performance cycle 2001-2003 was below targeted levels, and awards were paid accordingly.

        In May 2002, shareholders approved the 2002 Omnibus Incentive Plan. All annual and long-term incentive awards, including stock options and other performance-based awards, are issued under the Omnibus Incentive Plan. During 2003, stock options were granted to each executive officer. The number of options granted was based on market comparisons, the sustained performance of the recipients and their expected impact on future business results.

Compensation of the Chairman and Chief Executive Officer

        Mr. Poses became Chairman and Chief Executive Officer on January 1, 2000 and is paid pursuant to an employment agreement entered into October 13, 1999, as amended on March 17, 2000 and February 7, 2002. This agreement extends through December 31, 2006. Mr. Poses receives an annual base salary of $1,000,000 for the term of the agreement. In recognition of Mr. Poses' contribution to the organization, the company makes an annual contribution of $100,000 to the charitable organizations designated by Mr. Poses. The elements of the agreement are described in the section entitled "Executive Compensation—Executive Agreements."

        Mr. Poses' combined base salary and variable pay components are designed to deliver pay at the upper quartile of the compensation survey group and to vary substantially depending on Company performance and shareholder value creation. His variable pay plans and associated performance goals provide highly competitive rewards for strong Company performance. The Committee based 2003 compensation on its assessment of Mr. Poses' achievements in attaining operating goals, improving shareholder returns, developing executive talent, establishing an effective succession plan and positioning the Company for continued success.

        Mr. Poses' base salary for 2003 ranks near the 50th percentile for Chief Executive Officers in the compensation survey group. The Committee awarded Mr. Poses an annual incentive award under the Annual Incentive Plan of $1,680,000 based on performance on sales growth, earnings per share, free cash flow, and his performance on other strategic goals.

        Under the Long-Term Incentive Plan, Mr. Poses earned and was awarded by the Committee, $1,475,000 based on the level of performance attainment for the performance cycle ending December 31, 2003.

        Mr. Poses did not receive stock options in 2003, as he was awarded a one-time grant in 2002 as part of his amended agreement. A significant portion of the grant does not become exercisable until December 31, 2007, one year after his employment agreement expires.

Compliance with Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended, prevents a publicly-traded company from taking an income tax deduction for compensation in excess of $1 million to executive officers unless the compensation is paid under a shareholder-approved plan and is based on objective performance criteria. The Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policy or in rewarding superior executive performance. Accordingly, the Committee generally intends to avoid the loss of a tax deduction due to Section 162(m), but reserves the right to pay amounts which are not deductible in appropriate circumstances.

Executive Development and Succession

        Each year the Committee reviews the company's leadership talent development program to ensure good performance and alignment between business strategies and operating plans. The Board of Directors annually reviews the results of the leadership capability and succession process with a focus on the Chairman and Chief Executive Officer and the top business and functional leaders. The Committee also monitors an emergency succession plan in the event that one or more executive officers are unexpectedly unable to fulfill his duties.

                        Members of the Management Development
                        and Compensation Committee:
                        Roger W. Parsons, Chairman
                        Jared L. Cohon
                        James F. Hardymon
                        Ruth Ann Marshall

PERFORMANCE GRAPH

         The following graph and table compare the cumulative total shareholder return on the company's common stock from December 31, 1998 through December 31, 2003 with the Standard & Poor's 500 Stock Index and the Standard & Poor's Industrials (Building Products) Index, both of which include the company. The table and graph use data supplied by the Compustat Services unit of Standard & Poor's Corporation. The comparisons reflected in the graph and table are not intended to forecast the future performance of the common stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the common stock and each index on December 31, 1998 and the reinvestment of all dividends.

Total Shareholder Returns

	Dec 98	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03
American Standard Companies Inc	100.00	127.43	136.98	189.53	197.61	279.72
S&P 500	100.00	121.04	110.02	96.95	75.52	97.18
S&P Manufacturing (Building Products)	100.00	78.48	72.97	70.69	64.99	88.71

EXECUTIVE COMPENSATION

         Set forth below is information concerning the annual and long-term compensation for 2003, 2002 and 2001 of those persons who were the chief executive officer and the other four most highly compensated executive officers of the company (collectively, the Named Officers) during 2003.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year(1)	Salary	Bonus(2)	Other Annual Compen- sation(3)	Shares Underlying Options (#)(4)	LTIP Payouts	All Other Compen- sation(5)
Frederic M. Poses Chairman & Chief Executive Officer	2003 2002 2001	$1,000,000 1,000,000 1,000,000	$1,680,000 1,400,000 1,192,000	$95,327 69,614 48,217	— 1,250,000 250,000	$1,475,000 969,000 383,100	$21,920 21,920 20,202
G. Peter D'Aloia Senior Vice President & Chief Financial Officer	2003 2002 2001	483,333 445,833 400,000	350,000 255,000 300,000	— — —	43,000 50,000 50,000	489,792 308,000 200,000	19,234 19,111 17,106
J. Paul McGrath Senior Vice President, General Counsel & Secretary	2003 2002 2001	425,000 422,916 400,000	300,000 245,000 300,000	— — —	43,000 50,000 50,000	468,302 302,000 200,000	19,049 19,049 18,072
W. Craig Kissel Senior Vice President, President, Trane Commercial Systems	2003 2002 2001	425,000 400,000 400,000	300,000 150,000 81,500	83,396 48,476 80,860	43,000 50,000 50,000	459,702 284,000 157,885	83,424 91,092 35,698
Marc Olivié Senior Vice President, President, Global Bath & Kitchen	2003 2002 2001	400,000 400,000 266,667	300,000 160,000 300,000	— — —	48,000 50,000 100,000	520,000 520,000 520,000	173,935 44,216 168,778

(1)
The company first employed Mr. Olivié in May 2001. Craig Kissel became Senior Vice President and President, Trane Commercial Systems effective, January 1, 2004. He previously served as Senior Vice President and President of Vehicle Control Systems.

(2)
Represents annual bonus earned for the year reported but paid in the subsequent year.

(3)
For Mr. Poses, the amounts shown in this column include $49,276, $50,323 and $26,558 during 2003, 2002 and 2001, respectively, for personal use of the corporate aircraft for security reasons and $30,936, $19,291 and $21,659 during 2003, 2002 and 2001, respectively, for leased vehicle payments.

  During 2003, 2002 and 2001, Mr. Kissel was on overseas assignment as President of the company's Vehicle Control Systems business and in connection with that assignment Mr. Kissel received tax, housing and cost of living allowances to effectively make his assignment abroad cost neutral to him. For Mr. Kissel, the amounts in this column include:

	2003		2002	2001
Tax allowance	$	*	$3,427	$27,774
Housing allowance		12,768	12,768	12,768
Cost of living allowance		70,628	32,281	40,318

*
Amounts for 2003 have not been determined because the 2003 tax returns have not yet been completed.

(4)
Amounts for Mr. Poses in 2002 were issued under his amended and restated employment agreement.

(5)
The amount shown for Mr. Kissel includes $63,750 in 2003 for completion of his overseas assignment, $50,383 and $20,924 in 2002 for reimbursement of home travel and tuition expenses, respectively, and $15,569 in 2001 for reimbursement of home travel expenses. The amount shown for Mr. Olivié in 2003, 2002 and 2001 includes $154,919, $25,200 and $152,470, respectively, for relocation expenses. In addition, All Other Compensation for 2003 includes the following:

	Premiums for Term Life Insurance	ESOP/Savings Plan Allocations* $
Frederic M. Poses	$3,920	$18,000
G. Peter D'Aloia	1,234	$18,000
J. Paul McGrath	1,049	$18,000
W. Craig Kissel	1,049	$18,000
Marc Olivié	1,016	$18,000

*
Includes matching contributions related to contributions made by Named Officers to the Savings Plan.

Option Grants in Last Fiscal Year

        The following table sets forth information concerning stock options granted in 2003. The table shows the potential value of each grant assuming that the market value of the company's common stock appreciates in the ten years from the date of grant to the date of expiration at annual rates of (a) 5% and (b) 10%, compounded annually. These assumed rates of appreciation have been specified by the SEC for illustrative purposes only and are not intended to predict future prices of the company's common stock, which will depend upon various factors, including market conditions and the company's future performance and prospects. The options listed below have an exercise price at the fair market value of the common stock at the date of grant. The granted options are exercisable in three equal annual installments beginning one year after the date of the grant. They can be accelerated in the event of a change in control of the company.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	No. of Shares Underlying Options Granted	% of Total Options Granted to Employees in 2003(1)
			Exercise Price ($/Share)	Expiration Date
Name					5%	10%
Frederic M. Poses	—	—	—	—	—	—
G. Peter D'Aloia	43,000	4.3%	68.06	2/6/13	1,840,819	4,664,969
J. Paul McGrath	43,000	4.3%	68.06	2/6/13	1,840,819	4,664,969
W. Craig Kissel	43,000	4.3%	68.06	2/6/13	1,840,819	4,664,969
Marc R. Olivié	48,000	4.9%	68.06	2/6/13	2,054,868	5,207,407

(1)
In 2003, options were granted covering 988,905 shares of common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

        The following table sets forth the number of options and the value of unexercised "in-the-money" options held at December 31, 2003. The value is the difference between the exercise price of all such options held and the closing market price of $100.70 of the shares at December 31, 2003.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at 12/31/03 Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at 12/31/03 Exercisable/ Unexercisable
Frederic M. Poses	0	$0	1,249,999/1,250,001	$73,097,457/$51,522,543
G. Peter D'Aloia	75,000	3,113,453	124,999/93,001	6,850,208/3,506,062
J. Paul McGrath	75,000	2,548,658	124,999/93,001	6,681,958/3,506,062
W. Craig Kissel	45,523	2,180,946	165,628/93,001	9,220,163/3,506,062
Marc R. Olivié	83,332	2,795,540	0/114,668	0/4,267,107

Long-Term Incentive Compensation Plan Awards in Last Fiscal Year

        The table below shows the contingent target awards established for each Named Officer with respect to Long-Term Incentive Plan awards (LTIP Awards) issued under the 2002 Omnibus Incentive Plan for the 2003-2005 performance period. Amounts available for LTIP Awards to executive officers are contingent upon achievement of segment income goals based on a formula set by the Management Development and Compensation Committee. In determining LTIP Award payments, the committee considers operating plan performance for the period in the area of sales growth, earnings per share and free cash flow, as well as performance relative to the company's peer group, economic conditions and performance of key strategic initiatives.

2003-2005 Long-Term Incentive Award Performance Period

			Estimated Future Payouts Under Non-Stock Price-Based Plan
	Number of Shares Units or Other Rights	Performance or Other Period Until Maturation or Payout
Name			Threshold	Target(a)	Maximum
Frederic M. Poses	Cash	1/03-12/05	0	$1,700,000	$4,500,000
G. Peter D'Aloia	Cash	1/03-12/05	0	650,000	1,704,000
J. Paul McGrath	Cash	1/03-12/05	0	552,500	1,704,000
W. Craig Kissel	Cash	1/03-12/05	0	552,500	1,704,000
Marc R. Olivié(b)	Cash	1/03-12/05	—	—	—

(a)
Targets listed in the table are estimates using 2003 salary levels. Actual targets are based on a multiple of each participant's average annual base salary during the three-year performance period.

(b)
Mr. Olivié is expected to leave the company on May 1, 2004. Since he will not be employed by the company for the 2003-2005 Long-Term Incentive Award Performance Period, he will not be eligible for any payout for such period.

Executive Agreements

        Frederic M. Poses.    Mr. Poses serves as Chairman and Chief Executive Officer of the company. His employment agreement, which was amended as of February 7, 2002, provides for Mr. Poses' employment through December 31, 2006, subject to earlier termination under certain circumstances.

        Mr. Poses will receive a base salary of $1,000,000 per year throughout the period. Annual and long-term incentive compensation will be determined pursuant to the company's annual and long-term incentive programs, except that annual and long-term incentive target awards will not be less than $1,700,000. To recognize his contribution to the organization, the company will make a contribution of not less than $100,000 for each full year of Mr. Poses' employment after 2001 to charitable organizations Mr. Poses designates. The agreement also provides that Mr. Poses is at all times vested in his benefits under the company's Supplemental Retirement Plan and further provides that, so long as Mr. Poses remains in the employ of the company through December 31, 2006, he will not be subject to any actuarial reduction based on age when his benefits under the Supplemental Retirement Plan commence. In addition, Mr. Poses participates in the other benefit plans available generally to the company's corporate officers.

        On February 7, 2002, the company awarded Mr. Poses an option to purchase 1,000,000 shares under the company's Stock Incentive Plan to cover the options that may have otherwise been granted during the employment period. These options will vest and become exercisable as follows: 250,000 options in three approximately equal installments on the first three anniversaries of February 7, 2002, 200,000 options on December 31, 2005 and 300,000 options on December 31, 2006. The remaining 250,000 options will vest on December 31, 2006 and become exercisable on December 31, 2007. The company also awarded Mr. Poses 250,000 options under the company's 2002 Omnibus Incentive Plan which will vest on December 31, 2006 and become exercisable on December 31, 2007.

        Mr. Poses' employment terminates upon his death or disability. The company retains the right to terminate Mr. Poses' employment with or without cause, subject to satisfaction of its payment obligations under the company's Corporate Officers' Severance Plan. If the company were to terminate Mr. Poses' employment other than for cause, any unvested options awarded upon his original employment with the company will be accelerated to vest on the termination date, and Mr. Poses will be entitled to receive any of the restricted shares awarded on January 1, 2000, upon their originally scheduled vesting dates.

        Mr. Poses' agreement contains provisions relating to protection of the company's confidential information and intellectual property, and for non-solicitation of company employees and non-competition during the employment period and for one year following termination of employment.

        G. Peter D'Aloia.    Mr. D'Aloia serves as Senior Vice President and Chief Financial Officer of the company. Based on an employment agreement entered into on December 3, 1999, Mr. D'Aloia will receive an annual base salary of at least $400,000 and participate in the company's annual and long-term incentive programs. During his first two years of employment, he was entitled to receive an annual incentive award of at least $300,000 and a long-term incentive award of at least $200,000. He also participates in the other benefit plans available generally to the company's corporate officers.

        When he joined the company, Mr. D'Aloia was granted 100,000 stock options with an exercise price equal to the fair market value of the common stock on February 1, 2000, the date his employment began. Additionally, the employment agreement provides that Mr. D'Aloia will receive annually a stock option grant covering not less than 50,000 shares of common stock.

        J. Paul McGrath.    Mr. McGrath serves as Senior Vice President, General Counsel and Secretary of the company. Based on an employment agreement entered into on December 17, 1999, Mr. McGrath will receive an annual base salary of at least $400,000 and participate in the company's annual and long-term incentive programs. During his first two years of employment, he was entitled to receive an annual incentive award of at least $300,000 and a long-term incentive award of at least $200,000. He also participates in the other benefit plans available generally to the company's corporate officers.

        When he joined the company, Mr. McGrath was granted 100,000 stock options with an exercise price equal to the fair market value of the common stock on January 17, 2000, the date his employment began. Additionally, the employment agreement provides that Mr. McGrath will receive annually a stock option grant covering not less than 50,000 shares of common stock.

        Marc R. Olivié.    Mr. Olivié serves as Senior Vice President of the company and President of the Global Bath and Kitchen business. Based on an employment agreement entered into on March 2, 2001, Mr. Olivié will receive an annual base salary of at least $400,000 and participate in the company's annual and long-term incentive programs. During his first three years of employment, he is entitled to receive an annual incentive award of at least $300,000 and a long-term incentive award of at least $520,000. In addition, to the extent that the total cash paid plus the value of options exercised (the Total Compensation) is less than $7,000,000 at the end of the three-year period, Mr. Olivié will have the one-time opportunity to receive a cash payment equal to 50% of the difference between the Total Compensation and $7,000,000, provided that he forfeits all granted and unexercised options.

        When he joined the company, Mr. Olivié was granted 100,000 stock options, with an exercise price equal to the fair market value of the common stock on May 1, 2001, the date his employment began. Additionally, the employment agreement provides that Mr. Olivié will receive annually a stock option grant covering approximately 50,000 shares of common stock.

        Mr. Olivié is expected to leave the company on May 1, 2004. In accordance with his employment agreement, Mr. Olivié will receive a payment of $208,897, representing 50% of the difference between $7,000,000 and the value of stock options exercised by him and cash compensation paid to him during his three year employment contract. Under the Corporate Officers' Severance plan he will receive two years of his base salary of $400,000, one times his Annual Incentive Plan target of $300,000 and a prorated Annual Incentive Plan target of $100,000. In addition, as part of his employment through May 1, 2004, Mr. Olivié will receive one third of his annual and long-term incentive targets for the performance period ending 2004. He has surrendered all rights to stock options granted to him that are not vested as of January 15, 2004 subject to receiving a payment of $276,666. He will also receive all other benefits to which officers are entitled under the company's Corporate Officers' Severance Plan. Mr. Olivié's severance agreement contains provisions relating to protection of the company's confidential information and intellectual property, and noncompetition and nonsolicitation of company employees.

Retirement Plans

        Supplemental Retirement Plan.    The company currently maintains a Supplemental Retirement Plan for its executive officers, including all of the Named Officers.

        The following table shows the annual Supplemental Retirement Plan benefit payable to a participant starting on the normal retirement date (age 65), prior to any offsets, based on years of service and compensation. Upon retirement, a participant in the Supplemental Retirement Plan will receive a single lump sum payment equal to the present value of the total Supplemental Retirement Plan benefit payable over the life expectancy of the retiree, after taking into account the offsets described below. Benefits under the Supplemental Retirement Plan are vested after five years of service or employment through age 65 (except for the CEO whose benefits are currently vested). If a participant dies after his Supplemental Retirement Plan benefits vest but before he receives the benefit, his spouse is entitled to the benefits, but in a reduced amount.

	Year of Service
Highest 3-Year Average Annual Compensation
	5	10	15	20
$500,000	$100,000	$200,000	$225,000	$250,000
750,000	150,000	300,000	337,500	375,000
1,000,000	200,000	400,000	450,000	500,000
1,250,000	250,000	500,000	562,500	625,000
1,500,000	300,000	600,000	675,000	750,000
1,750,000	350,000	700,000	787,500	875,000
2,000,000	400,000	800,000	900,000	1,000,000
2,250,000	450,000	900,000	1,012,500	1,125,000
2,500,000	500,000	1,000,000	1,125,000	1,250,000
2,750,000	550,000	1,100,000	1,237,500	1,375,000
3,00,0000	600,000	1,200,000	1,350,000	1,500,000

        The plan benefit is based on the average annual compensation for the highest three calendar years of the final ten calendar years of employment (not exceeding 60 percent of average annual compensation for such years of service). Compensation used in determining Supplemental Retirement Plan benefits includes only salary and annual bonus reflected in the Summary Compensation Table. The plan benefit is offset by certain other retirement benefits, including two times the value of the cumulative basic company contributions to the executive officer's ESOP account and Social Security benefits. As of December 31, 2003, the years of credited service under the Supplemental Retirement Plan for the Named Officers are as follows: Mr. Poses, four years; Messrs. D'Aloia and McGrath, three years; Mr. Kissel, 23 years and Mr. Olivié, two years. The five year service requirement will be waived with respect to current participants upon a change of control and any participant whose employment is terminated without cause or who terminates for good reason within two years following a change of control will receive two years additional age and service credit in determining their plan benefit. The plan cannot be amended to reduce benefits for two years following a change of control.

Corporate Officers' Severance Plan

        The Officers' Severance Plan provides that any executive officer whose employment is involuntarily terminated by the company without cause or who leaves the company for good reason will be paid an amount equal to two (three, in the case of the chief executive officer) times the executive officer's annual base salary at the time of termination or departure, plus one (two, in the case of the chief executive officer) current Annual Incentive Plan target award, plus one- (two, in the case of the chief executive officer) proration of the current Annual Incentive Plan target award. In addition, group life and group medical coverage will be continued for up to 24 months (36 months, in the case of the chief executive officer) following the officer's termination or departure. An additional payment may be required to compensate participants for any excise taxes imposed under the Internal Revenue Code. The Named Officers are participants in the Officers' Severance Plan. The Officers' Severance Plan cannot be amended in a manner that would reduce benefits for two years following a change of control and no amendment will be effective if a change of control occurs within six months following the amendment. Officers who retire at the age of 65 are not eligible for payments under the Officers' Severance Plan.

COMMON STOCK OWNERSHIP OF OFFICERS, DIRECTORS
AND SIGNIFICANT SHAREHOLDERS

         Set forth below is the number of shares of common stock beneficially owned as of February 10, 2004 by each holder of 5% or more of the outstanding common stock, each Named Officer, each director, and all directors and officers of the company as a group. Unless otherwise indicated, each beneficial owner had sole voting and investment power with respect to the common stock held as of February 10, 2004 and the address for each of the beneficial owners listed below is c/o American Standard Companies Inc., One Centennial Avenue, Piscataway, New Jersey 08855.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Capital Group International, Inc.(a)	7,618,420	10.5%
Frederic M. Poses(b)	1,597,287	2.2%
G. Peter D'Aloia(b)	220,950	*
J. Paul McGrath(b)	156,540	*
W. Craig Kissel(b)(d)	222,220	*
Marc R. Olivié(b)	1,886	*
Steven E. Anderson(b)	27,541	*
Jared L. Cohon(b)(c)	19,388	*
Steven F. Goldstone(b)(c)	5,455	*
Edward E. Hagenlocker(b)(c)	8,036	*
James F. Hardymon(b)	18,951	*
Ruth Ann Marshall(b)(c)	1,187	*
Roger W. Parsons(b)	18,585	*
American Standard Savings Plan(b)	5,714,035	7.9%
American Standard Employee Stock Ownership Plan (the "ESOP")(b)	4,054,753	5.6%
All current directors and executive officers of the Company as a group 17 persons (b)(c)(d)	2,590,244	3.3%

*
Less than one percent.

(a)
In an amended Schedule 13G dated January 30, 2004, Capital Group International, Inc. ("CGII"), the parent holding company of a group of investment companies including Capital Guardian Trust Company ("CGTC"), reported that, through ownership of investment management companies, it is deemed to hold voting power with respect to 6,107,120 such shares and dispositive power with respect to all such shares, and CGTC, a wholly owned subsidiary of CGII, reported that it has voting power with respect to 4,114,760 such shares and dispositive power with respect to 5,653,060 such shares (7.8% of the total outstanding). The shares held by CGTC are included in the number of shares held by its parent, CGII. Both CGII and CGTC are located at 11100 Santa Monica Blvd., Los Angeles, CA 90025.

(b)
The business address for the ESOP and the Savings Plan is c/o American Standard Inc., P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820. Fidelity Management Trust Company is the trustee of both the ESOP and the Savings Plan. The trustee's business address is 300 Puritan Way, Mail Zone-MM3H, Marlborough, Massachusetts 01752-3070.

  The number of shares shown for officers in the table above includes shares allocated to their accounts in the ESOP and the Savings Plan. As of February 10, 2004, 14,000 shares in the ESOP and 23,258 shares in the Savings Plan were allocated to all officers of the company as a group. The shares allocated to the Named Officers' ESOP accounts as of February 10, 2004 are as follows: Mr. Poses, 420 shares; Mr. D'Aloia, 385 shares; Mr. McGrath, 396 shares, Mr. Kissel, 2,993 shares and Mr. Olivié, 264 shares. The shares allocated to the Named Officers' Savings Plan accounts as of February 10, 2004 are as follows: Mr. Poses, 818 shares; Mr. D'Aloia, 743 shares; Mr. McGrath, 791 shares; Mr. Kissel, 5,273 shares and Mr. Olivié, 525 shares. Participants in the ESOP and Savings Plan generally have shared voting power and limited investment power.

  The number of shares shown for directors, Named Officers and all current directors and officers as a group includes options to purchase shares of common stock currently exercisable or exercisable within 60 days of February 10, 2004, as follows: Mr. Poses, 1,416,666; Mr. D'Aloia, 172,665; Mr. McGrath, 147,666; Mr. Kissel, 187,993; Mr. Anderson, 17,265; Dr. Cohon, 14,765; Mr. Goldstone, 1,433; Mr. Hagenlocker, 4,767; Mr. Hardymon, 14,766; Ms. Marshall, 0; Mr. Parsons, 9,766; and all executive officers and directors as a group, 2,278,622.

(c)
Shares do not include deferred stock allocated under the company's Deferred Compensation Plan as follows: Dr. Cohon, 584 units; Mr. Goldstone 612 units; Mr. Hagenlocker, 396 units and Ms. Marshall, 19 units.

(d)
The number of shares shown in the table includes shares of common stock issued as part of payouts under the Long-Term Incentive Compensation Plan and the 1994-1995 Supplemental Incentive Compensation Plan. These shares are held in an executive trust and are voted by the trustee as recommended by the company on the proxy card. Until termination of employment, a beneficiary of the executive trust cannot dispose of shares credited to his account. Mr. Kissel has been allocated 6,263 shares under the executive trust. The shares in Executive Trust accounts for all executive officers as a group total 8,378 shares.

Equity Ownership in Subsidiaries

        Mr. Anderson owns 65,000 shares (less than one percent) of A-S China Plumbing Products Limited, an indirect majority owned subsidiary of the company. Mr. Anderson has voting power, and after July 11, 2004, investment power with respect to those shares.

OTHER MATTERS

Shareholder Proposals for the 2005 Annual Meeting

        Proposals for Inclusion in the Proxy Statement.    Under the rules of the SEC, if a shareholder wants to include a proposal in our proxy statement and proxy card at our 2005 Annual Meeting of Shareholders, the proposal must be received by us at our executive offices located at One Centennial Avenue, Piscataway, New Jersey 08855 no later than November 22, 2004. The proposal should be sent to the attention of the Secretary of the company.

        Proposals to be Offered at an Annual Meeting.    Under our By-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as Directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that nominations for Director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing by certified mail to the Secretary of the company at our principal executive office. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2005 Annual Meeting no later than 50 days in advance of the 2005 Annual Meeting. If less than 50 day's advance notice of the meeting is given, proposals must be received no later than the seventh day following the mailing of the written notice of the shareholder meeting. In addition, nominations for a non-incumbent director must be accompanied by information concerning the proposed nominee, including such information as is required by the company's Amended By-Laws and the proxy rules under the Securities Exchange Act of 1934.

Director Nomination

        The Board of Directors of the company has a separate nominating committee—the Corporate Governance and Nominating Committee—which is responsible for identifying, screening, and recommending candidates to the Board.

        In furtherance of the foregoing, the Corporate Governance and Nominating Committee recommended, and the Board approved, the following criteria for the selection of directors.

  •
  Unquestioned personal integrity.

  •
  Independence. In addition to applicable New York Stock Exchange and the SEC rules, and the definition of "independence" adopted by the Board on February 6, 2003, as amended, this means no existing financial relationship with the company or close personal ties to the company's management.

  •
  Active and constructive in debate and discussion.

  •
  Demonstrated leadership ability in a business or other relevant organization.

  •
  Adds to the diversity of the Board, e.g. in areas of expertise, business background and geographic experience, or in personal profile. While diversity of experience and background is a factor that is taken into account in selecting nominees, Board members are elected to represent all shareholders and do not represent any particular constituency.

        To date, no shareholder or group of shareholders owning more than 5% of the Company's common stock for at least one year have put forth any director nominees. The Corporate Governance and Nominating Committee, however, is responsible for considering and making recommendations to the Board concerning director nominees proposed by shareholders. Shareholders wishing to nominate a director should follow the Company's nominating process set forth above under the caption "—Shareholder Proposals for the 2005 Annual Meeting" and more fully described in the Company's By-Laws. The committee would evaluate director nominees proposed by shareholders in the same manner that all director nominees are evaluated.

        The company routinely, but not in all circumstances, pays a third-party a fee to assist the company in the process of identifying and/or evaluating director candidates.

        Ms. Ruth Ann Marshall is standing for election as a Class III director. Based on criteria established by the Board of Directors, internal senior management using third-party data established a list of candidates for the Board of Directors. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors appointed Ms. Marshall to the Company's Board in October 2003 to fill a vacancy.

Multiple Shareholders Sharing the Same Address

        We have adopted a procedure approved by the SEC called "householding." Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

        Shareholders who participate in householding will continue to receive separate proxy cards.

        If you and other shareholders of record participate in householding and wish to receive a separate copy of the 2003 Annual Report or this proxy statement, or if you wish to receive separate copies of future annual reports and/or proxy statements, please contact: Investor Relations Department by telephone at 732-980-6125 or in writing at P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820.

        If you and other shareholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact our Investor Relations Department at the telephone number or address above.

        If you are a beneficial owner, you can request additional copies of the annual report and proxy statement or you may request householding information from your bank, broker or nominee.

Electronic Access to Proxy Statement and Annual Report

        This proxy statement and the 2003 Annual Report are available on the company's web site at www.americanstandard.com. Instead of receiving paper copies of the annual report and proxy statement in the mail, shareholders can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

        Shareholders of Record.    Shareholders of record can choose to receive materials electronically by following the instructions provided if voting over the Internet or by telephone. You can also choose between receiving electronic and paper copies by contacting the Investor Relations Department by telephone at 732-980-6125 or in writing at P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820.

        If you choose to receive future proxy statements and annual reports over the Internet, you will receive an email next year with instructions containing the Internet address of those materials and the electronic link to the proxy voting site. The election will remain in effect until you write or call the company's Investor Relations Department and tell us otherwise.

        Beneficial Shareholders.    If you hold your shares in a brokerage account, you may also have the ability to receive copies of the annual report and proxy statement electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of electronic delivery.

By order of the Board of Directors,

J. PAUL MCGRATH Senior Vice President, General Counsel and Secretary
March 22, 2004

APPENDIX A

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF AMERICAN STANDARD COMPANIES INC.

        American Standard Companies Inc, a Delaware corporation (the "Corporation"), does hereby certify:

        FIRST: The Board of Directors of the Corporation approved and adopted the following resolution for amending the Corporation's Restated Certificate of Incorporation declaring it advisable, and recommended that the amendment be submitted to the stockholders of the Corporation for their consideration:

  RESOLVED, that it is advisable to amend the Company's Certificate of Incorporation in order to increase the number of shares of authorized Common Stock by amending clause (a) of Article FOURTH to read in its entirety as follows:

    (a)
    The total number of shares of stock which the Corporation shall have authority to issue is 560,000,000 (Five Hundred Sixty Million) shares of common stock, par value $.01 per share (the "Common Stock"), and 2,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

        SECOND: This Amendment to the Restated Certificate of Incorporation was approved by the stockholders of the Corporation at a meeting in accordance with Section 242 of the General Corporation Law of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed by a duly authorized officer this             day of May, 2004.

AMERICAN STANDARD COMPANIES INC.
By:	Name: J. Paul McGrath Title: Senior Vice President, General Counsel and Secretary

A-1

APPENDIX B

AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF AMERICAN STANDARD COMPANIES, INC. (THE "COMPANY")
CHARTER

I. PURPOSE

        The primary purpose of the Audit Committee (the "Committee") is to provide assistance to the Board of Directors in fulfilling their oversight responsibilities with respect to:

  a)
  The quality and integrity of the Company's financial statements, financial reporting process and system of internal accounting and financial controls.

  b)
  The Company's compliance with legal and regulatory requirements and ethics policies.

  c)
  The independent auditors' qualifications and independence.

  d)
  The performance of the Company's internal audit function and independent auditors.

        In fulfilling its responsibility, the Committee shall maintain free and open communication between the Committee, the independent auditors, the internal auditors and management of the Company. The Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and shall have authority to engage independent counsel and advisers, as it deems necessary.

II. STRUCTURE AND OPERATIONS

        This Charter governs the operations of the Audit Committee. The Committee shall review the Charter at least annually and recommend any significant changes deemed necessary to the Board of Directors for approval. Specifically the Committee shall:

  a)
  Be comprised of three or more independent Board members each having a working familiarity with basic financial and accounting practices or acquire such familiarity within a reasonable amount of time after their appointment to the Committee. The term independent shall have the meaning set forth in the Company's governance principles.

  b)
  Have at least one member who is a "financial expert" under the requirements of the Sarbanes-Oxley Act or as defined by the SEC Regulations.

  c)
  Meet at least quarterly and report regularly to the Board of Directors on its activities.

  d)
  Meet separately and periodically with management, the director of internal audit and the independent auditors to review the quarterly and annual financial statements. Require that independent and internal auditors meet privately with the Committee to discuss issues and concerns warranting special attention.

  e)
  Not have any member serve on the Audit Committee of more than three public corporations, including the Company, unless the Board of Directors (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee, and (ii) discloses such determination in the annual proxy statement.

III. DUTIES AND RESPONSIBILITIES

        The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board. Management of the Company is responsible for the preparation, presentation, and integrity of the Company's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company's financial statements and for reviewing the Company's unaudited interim financial statements.

        Specifically, with respect to the following topics the Committee shall:

  a)
  Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors.

  b)
  Pre-approve all audit and permitted non-audit services provided by the independent auditors. The Committee may delegate pre-approval authority to a member of the Committee.

  c)
  Instruct the independent auditors to report directly to the Committee.

  d)
  Oversee the work of the independent auditors and review any disagreements between management and the independent auditors regarding audit work or financial reporting.

  e)
  Review at least annually the qualifications, performance and independence of the independent auditors.

  f)
  Annually obtain and review a report from the independent auditors describing their internal quality control procedures and material issues raised by quality, peer, audit firm, government or professional authorities during the past five years and any corrective steps taken to deal with the issues.

  g)
  Annually obtain and review from the independent auditors a listing of all relationships between them and the Company.

  h)
  Establish clear hiring policies for employees and former employees of the independent auditors that meet the U.S. Securities and Exchange Commission regulations and stock exchange listing standards.

  i)
  Review the integrity and adequacy of the Company's internal and external financial reporting processes including management's assessment of the effectiveness of internal controls at the end of the most recent fiscal year and the independent auditors' report on management's findings.

  j)
  Review and concur with management's appointment, termination or replacement of the General Auditor.

  k)
  Review the integrity and adequacy of all critical accounting policies, analyses prepared by management or the independent auditor discussing significant financial reporting issues and judgements in the preparation of the financial statements, major issues regarding accounting principles and financial statement presentations; major issues associated with the adequacy of internal controls to monitor and manage business risk, and corrective measures; and any other material written communications between the independent auditors and management.

  l)
  Review with the independent auditors: (i) any audit or accounting adjustments proposed by the independent auditors but not undertaken by the Company, (ii) any issues presented by the engagement that may impair the independent auditors' effectiveness or difficulties caused by restrictions placed on the scope of activities or access to information; (iii) significant disagreements with management and management's response and (iv) any management or internal control letters issued or proposed by the independent auditors to the Company.

  m)
  Periodically review the effect of new regulatory and accounting initiatives and any off balance sheet structures on the financial statements of the Company.

  n)
  Review with the internal auditors and independent auditors their overall scope and plans for their respective audits, including the adequacy of staffing and compensation.

  o)
  Review with management and the independent auditors the annual audited and quarterly financial statements as well as press releases with respect to earnings. The chair of the Committee may represent the entire Committee for purposes of this review. The Audit Committee shall discuss generally the financial information and earnings guidance provided to analysts and rating agencies, including the types of information or presentations. The Audit Committee is not required to discuss earnings guidance and other financial information in advance of each earnings release or each instance in which the company may provide earnings guidance or financial information.

  p)
  Review the interim financial statements and related disclosures under Management's Discussion and Analysis of Financial Conditions and Results of Operations with management and the independent auditors in each quarterly Form 10-Q. The chair of the Committee may represent the entire Committee for purposes of this review.

  q)
  Review the audited financial statements and related disclosures under Management's Discussion and Analysis of Financial Conditions and Results of Operations with management and the independent auditors prior to the filing of the Annual Report on Form 10-K including the clarity of their disclosures.

  r)
  Review with the Company's legal counsel any legal matters, including but not limited to any violations of laws or regulations or breaches of fiduciary duty or other matters that could have a material impact on the financial statements.

  s)
  Discuss with management and the independent auditors the Company's guidelines and policies for risk assessment and risk management.

  t)
  Establish a procedure to ensure the proper receipt and investigation of confidential, anonymous or other complaints relating to questionable accounting, internal controls, auditing matters or other financial, accounting or auditing practices.

  u)
  Perform an annual review and evaluation of the Committee and its compliance with this Charter.

  v)
  Prepare any Audit Committee reports required in connection with the annual proxy statement.

  w)
  Provide recommendations to the Board, as the Committee deems appropriate.

  x)
  Maintain minutes and records of the meetings and activities.

  y)
  Review the operation of the Company's pension plans and the policies and actions of the Pension Board, with particular attention to actuarial assumptions, funding policy and investment results.

APPENDIX C

Definition of Director Independence

        The following definition of Director Independence was adopted by the Board on February 6, 2003, and revised on February 4, 2004:

        The New York Stock Exchange listing rules define "Independent Director" as a director who has no material relationship with the Corporation that may interfere with the exercise of the director's independent judgment. To assist the Board in making determinations of director independence for all purposes, including under the securities laws and regulations applicable to the Corporation, the New York Stock Exchange listing rules and the Corporation's Corporate Governance Guidelines, the Board hereby adopts the following standards:

1.
In general, the guiding principle of American Standard is that the only money or perquisites received, directly or indirectly, by independent directors or their immediate family members from the Corporation is the remuneration directly related to the director's service as a director of American Standard.

2.
Without limiting the foregoing, a director shall not qualify as "independent" if any of the following are true.

(i)
The director or an immediate family member is, or within the past three years was, an officer or employee of the Corporation.

(ii)
The director or an immediate family member is, or within the past three years has been, affiliated with or employed by the Corporation's auditor or any other entity that, within the past three years, acted as the Corporation's auditor.

(iii)
The director is, or within the past three years has been, part of an "interlocking directorate": which means (x) an executive officer of the Corporation served on the compensation committee of another company that concurrently employed the director or an immediate family member or (y) an executive officer of the Corporation served as a director of another company at the same time that one of the executive officers of the other company was on the compensation committee of the Corporation.

(iv)
The director or an immediate family member has received any compensation from the Corporation during any of the past three years other than compensation and benefits, including deferred compensation and pension benefits, directly related to his or her Board service.

(v)
At any time in the past three years, the director was a partner in, or a significant shareholder, officer or employee or the director's immediate family member was an executive officer, of any for-profit business to which the Corporation made, or from which the Corporation received, payments (other than those arising solely from such entity's investments in the Corporation's securities) that exceeded the greater of $1 million or 2% of the Corporation's or such business's consolidated gross revenue in any fiscal year.

(vi)
The director or an immediate family member is a director or officer of a tax-exempt organization to which the Corporation's contributions exceeded the greater of $1 million or 2% of such organization's consolidated gross revenue in any of the last three fiscal years (other than matching employee contributions through the Corporation's matching gifts program).

C-1

        For purposes of clauses (i) and (iii) above, employment of a family member in a non-officer position, and for purposes of clause (ii), employment of a family member in a non-professional capacity, does not preclude the board from determining that a director is independent.

        For purposes of interpreting these standards, the Board has adopted the following definitions:

        "Corporation" means the Corporation and/or any of its subsidiaries.

        "immediate family member" means the director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares his or her home.

        "officer" has the meaning specified in Rule 16a-1(f) of the Securities Exchange Act of 1934, or any successor rule, or, for any entity that is not an "issuer" as defined in the Rule, a person who performs functions similar to an "officer" as defined in such rule.

        "significant shareholder" of any entity means a person who is the direct or indirect beneficial owner of more than 10% of the equity interests of the entity.

C-2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit the voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 3, 2004. Have the proxy card in hand when accessing the Web site and follow the instructions to create an electronic voting instruction form.
AMERICAN STANDARD COMPANIES INC. ONE CENTENNIAL AVENUE PISCATAWAY, NJ 08854
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit the voting instructions up until 11:59 p.m. Eastern Daylight Time on May 3, 2004. Have this proxy card in hand when calling and then follow the instructions.
VOTE BY MAIL Mark, sign and date the proxy card and return it in the postage-paid envelope we have provided or return to American Standard Companies Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by American Standard Companies Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote your shares using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also sign up for electronic delivery by contacting www.investordelivery.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

ASCPR1                        KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY-VOTING CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN STANDARD COMPANIES INC.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1.	Directors' proposal - Election of Class III directors: Nominees: 01) Steven E. Anderson 02) James F. Hardymon 03) Ruth Ann Marshall	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's number on the line below.
		For	Against	Abstain
2.	Directors' proposal - Approval of an amendment to the Company's Restated Certificate of Incorporation to increase the number of the authorized shares of common stock.	☐	☐	☐
3.	Directors' proposal - Ratification of the appointment of Ernst & Young LLP as independent certified public accountants for 2004.	☐	☐	☐
This proxy, when properly executed, will be voted in the manner directed. If no directions are given on any item, the proxies will be voted in accordance with the Board of Directors' recommendations.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign this proxy card and return it promptly, whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

IMPORTANT NOTICE REGARDING
DELIVERY OF SHAREHOLDER DOCUMENTS

The Securities and Exchange Commission has adopted rules that permit companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more investors sharing the same address, subject to certain conditions. The "householding" rules will provide greater convenience for investors and cost savings for companies by reducing the number of duplicate documents that investors receive.

Implementation and Consent

Unless we receive contrary instructions, if you have the same last name or are a member of the same family as any other investor who shares the same address, your household will receive only one copy of American Standard Companies Inc.'s annual report, proxy statement and other disclosure documents, although you will receive a separate proxy card for each investor in the household.

Withholding Consent

If you wish to continue receiving separate annual reports and proxy statements for each household account, you must check the appropriate box on the reverse side of this proxy card.

Revoking and Duration of Consent

If you choose to revoke your consent to the householding program at a future date, you may do so by writing to the Investor Relations Department, P.O. Box 6820, One Centennial Avenue, Piscataway, NJ 08855-6820. You may also call us at 732-980-6125 to revoke your consent. We will remove you from the householding program within 30 days of receipt of your revocation of your consent. If we do not receive instructions to remove your account from this service, your account will continue to be "householded" until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write or call us at the address or phone number shown above, and we will deliver it promptly.

American Standard Companies Inc. encourages your participation in this program. It not only allows us to reduce costs, but is more environmentally friendly by reducing the unnecessary use of materials.

March 20, 2004

AMERICAN STANDARD COMPANIES INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 4, 2004

This proxy-voting instruction card is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on May 4, 2004.

The undersigned hereby appoints Frederic M. Poses, G. Peter D'Aloia, J. Paul McGrath and Gary J. Van Domelen, and each of them, proxies, with full power of substitution, to vote all of the undersigned's shares of American Standard Companies Inc. Common Stock (Common Stock) at the Annual Meeting of Shareholders to be held on Tuesday, May 4, 2004, at 11:30 a.m. (EDT) at the American Standard College, Third Floor, One Centennial Avenue, Piscataway, New Jersey, and at any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. The shares of Common Stock you beneficially own will be voted as you specify. If no directions are given, the proxies will vote for Proposals 1, 2 and 3. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors if any nominee named herein becomes unable or unwilling to serve, and (ii) on any other matter that may properly come before the meeting.

If shares of Common Stock are issued to or held for the account of the undersigned in the Employee Stock Ownership Plan (ESOP), the Savings Plan (Savings Plan) or the 401(k) and Thrift Plan (Thrift Plan) or any officer or director trust (Trust), the undersigned hereby directs the respective fiduciary of the ESOP, Savings Plan, Thrift Plan and each Trust to vote all shares of Common Stock in the undersigned's name and/or account thereunder in accordance with the instructions given herein at the Annual Meeting and any adjournment or postponement thereof on all matters properly coming before the Annual Meeting, including but not limited to the matters on the reverse side hereof.

Your vote for the election of Directors should be indicated on the reverse side of this proxy card. Nominees for Class III Directors (to serve until the 2007 Annual Meeting) are: Steven E. Anderson, James F. Hardymon and Ruth Ann Marshall. Your vote on the amendment to the Restated Certificate of Incorporation and the ratification of auditors should also be indicated on the reverse.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY TELEPHONE, OR INTERNET, OR SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR OTHERWISE TO ADP, 51 MERCEDES WAY, EDGEWOOD, NY 11717, SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.

(continued on reverse side)